EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Verax Research Services, Inc.

Rockville, Maryland

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated June 28, 2019, relating to the financial statements of Verax Research Services, Inc. for the year ended February 28, 2019 and for the period from July 10, 2017 (Inception) to February 28, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

February 4, 2020